Exhibit 99.1

Katy Industries, Inc. Enters into Asset Purchase Agreement for the Sale of Substantially All of Its Operations and Assets to Create a Sustainable Financial Structure

Files Voluntary Chapter 11 Petitions to Facilitate Sale with a Commitment for $7.5 million in DIP Financing to Support Operations

St. Louis, MO — May 14, 2017 — Katy Industries, Inc.  (OTC:KATY) a leading manufacturer, importer and distributor of commercial cleaning and consumer storage products, announced that it has reached an agreement with a newly-created entity co-owned by Highview Capital, LLC and affiliates of Victory Park Capital Advisors, pursuant to which it would sell substantially all of its assets for a combined cash and credit bid offer.  This agreement would provide long-term financial stability and supply Katy with the financial resources necessary to sustain its ongoing operations and continue to implement its business strategies.

To achieve these financial objectives and facilitate the sale, Katy and certain of its subsidiaries have filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware.

Pursuant to Section 363 of the Bankruptcy Code, Katy also will be filing a motion for the implementation of bidding procedures to allow other companies the opportunity to submit bids through a Court-supervised process to purchase the assets being sold.  The Company anticipates the sale transaction, which is subject to customary closing conditions, will be completed within 60 to 90 days. Lincoln International LLC is being retained to conduct a sale process under the bid procedures, pursuant to which Lincoln will seek higher or better offers from prospective bidders interested in purchasing the business as a whole or any of its component parts.

“We believe this transaction is in the best interests of our customers, employees, creditors and stakeholders,” said Robert Guerra, Katy President and Chief Executive Officer. “Our goal is to put the Company on the proper financial footing, de-lever our balance sheet and use the influx of new funding to recover the business and position our operations for future growth while, at the same time, providing a mechanism to address the liquidity constraints and legacy liabilities that have impacted our ability to operate efficiently and effectively.  By utilizing the Chapter 11 process, we are able to ensure an expedited and orderly sale transaction.”

Mr. Guerra noted that the Chapter 11 case and sale process should have no material impact on the Company’s ability to fulfill its obligations to its customers and employees.  “During the sale process, we will continue to provide our customers with the on-time delivery of goods and services they demand.  Our daily operations will continue as usual, our vendors will be paid for all supplies furnished and services rendered subsequent to the filing, and all day-to-day aspects of the business will continue without interruption.  Taking care of customers is and will remain our number one priority.”  The Company has also filed motions that, once approved by the Bankruptcy Court, will allow the Company to continue paying employee wages, medical benefits and other programs without interruption.  These motions are typical of the Chapter 11 process and are generally heard in the first days of the case.

In addition to the availability of cash collateral under its current first lien facility, Katy also announced it has received a commitment for up to $7.5 million in debtor-in-possession (DIP) financing from the newly-created entity co-owned by Highview Capital, LLC and affiliates of Victory Park Capital Advisors, LLC, subject to court approval.  The DIP financing will be used to maintain uninterrupted service and delivery of products to Katy customers during the completion of the sale transaction, and to ensure payment to vendors for post-petition purchases in the ordinary course.

Katy Industries, Inc. Chapter 11 case has been filed in the U.S. Bankruptcy Court for the District of Delaware in Wilmington under the Case number 17-11101. Additional information can be found at www.jndla.com/cases/Katy.

About Katy Industries, Inc.

Katy is a leading manufacturer, importer and distributor of commercial cleaning and consumer storage products. Katy markets its branded products under the Continental Commercial Products, Contico, Wilen and Fundamentals banners. Founded in 1967, Katy is a publicly traded company (OTC: KATY) headquartered in St. Louis and operates injection molding and manufacturing facilities in Jefferson City, Mo.; Fort Wayne, Ind.; and Tiffin, Ohio, with additional distribution centers in Fontana, Calif.; and Toronto. For more information, visit: http://www.katyindustries.com/.

About Victory Park Capital Advisors, LLC

Victory Park Capital Advisors, LLC (VPC) is an alternative investment firm with a focus on providing privately negotiated debt and equity capital solutions to small and middle market companies across a wide range of industries. We target fundamentally sound businesses in need of liquidity and/or capital structure transformation and often take a leadership role in the financial restructuring process. VPC’s offerings leverage the firm’s special situations and credit structuring expertise and differentiated deal origination capabilities. The firm was founded in 2007 and is headquartered in Chicago, with resources in New York, Los Angeles and London.

VPC is privately held and a Registered Investment Advisor with the SEC. For more information visit: www.victoryparkcapital.com .

About Highview Capital

Highview Capital is an opportunistic private equity investment vehicle headquartered in Los Angeles, CA with approximately $500 million in assets under management. Highview takes a bold approach to creating stable, long-term value for middle-market businesses across numerous industries that are facing an inflection point, including periods of transformation, turnaround, growth, or expansion. For more information, please visit:  http://highviewcp.com/ .

Media Contacts:

For Katy Industries:
Brenda Adrian, Sitrick And Company

212-573-6100

badrian@sitrick.com

For Victory Park Capital Advisors:

Fernando Agudelo, Edelman

312-240-3082

fernando.agudelo@edelman.com

For Highview Capital:

Alyssa Linn/Hayley Fahey, Sard Verbinnen & Co

310-201-2040

For Lincoln International LLC:

Alexander Stevenson

213-283-3710

Tom Williams

312-580-8339